Exhibit 10.02

SECOND AMENDED AND RESTATED AGREEMENT made and entered into as of this 19th day of October, 2010 by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and DAVID SANDLER having an address at 22 James Millen Road, North Reading, MA 01864 (the “Executive”).

WITNESSETH:

WHEREAS, the Corporation and the Executive are parties to an Amended and Restated Agreement, dated as of December 27, 2005, as amended by an Amendment to Change in Control Agreement dated December 19, 2007, which provides the Executive with certain compensation and benefits in the event of certain terminations of employment following a Change in Control (as defined below) of the Corporation (the “Existing Agreement”);

WHEREAS, the Board of Directors of the Corporation continues to believe that it is in the best interests of the Corporation and its shareholders to assure the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control of the Corporation; and that it is appropriate to provide arrangements for the Executive’s compensation and benefits in the event of certain terminations of employment following a Change in Control; and

WHEREAS, the Corporation and the Executive wish to amend and restate the Existing Agreement to make certain changes.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

FIRST.   Severance Payments:

A.           If, within two (2) years after a Change in Control, the Executive’s “Circumstances of Employment” (as hereinafter defined) shall have changed, the Executive may terminate his employment by written notice to the Corporation given no later than ninety (90) days following such change in the Executive’s Circumstances of Employment.  In the event of such termination by the Executive of his employment or if, within two (2) years after a Change in Control, the Corporation shall terminate the Executive’s employment other than for “Cause” (as hereinafter defined), the Corporation shall pay to the Executive, subject to the provisions of paragraph F of this Article FIRST, on the fifth (5th) business day following the six months’ anniversary of the date of such termination (or the date of Executive’s death, if earlier), in cash, the Severance Payment provided in paragraph E of this Article FIRST.

B.           A Change in Control shall be deemed to occur if:

(a)           any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change in Control: any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (c) of this paragraph B;

(b)           during any two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of the Corporation, together with any new director(s) (other than a director designated by a Person who shall have entered into an agreement with the Corporation to effect a transaction described in subparagraphs (a) or (c) of this paragraph B) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c)           there is a reorganization, merger or consolidation of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were beneficial owners of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined  voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Corporation’s outstanding voting securities, (2) no Person (excluding any corporation resulting from such Business Combination) other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Corporation at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)           there is a liquidation or dissolution of the Corporation approved by the shareholders; or

(e)           there is a sale of all or substantially all of the assets of the Corporation.

Notwithstanding the foregoing, a Change in Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership or effective control” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury regulations (“Regulations”) thereunder.

C.           The Executive’s “Circumstances of Employment” shall have changed if there shall have occurred any of the following events: (a) a material reduction or change in the Executive’s employment duties or reporting responsibilities; (b) a reduction in the annual base salary made available by the Corporation to the Executive from the annual base salary in effect immediately prior to a Change in Control; or (c) a material diminution in the Executive’s status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control.

D.           “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Corporation and its subsidiaries (other than any such failure resulting from his incapacity due to physical or mental illness, or any such actual or anticipated  failure after issuance of a notice of termination by the Executive due to a change in the Executive’s Circumstances of Employment) after a written demand for substantial performance is delivered to the Executive by the Corporation which demand specifically identifies the manner in which the Corporation believes that the Executive has not substantially performed his duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Corporation or its subsidiaries, monetarily or otherwise, or (iii) the Executive’s conviction of, or entering a plea of nolo contendere to, a felony.  For purposes of clauses (i) and (ii), no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith or without reasonable belief that his action or omission was in the best interest of the Corporation and its subsidiaries.

E.           The “Severance Payment” to be paid as provided in paragraph A of this Article FIRST shall be a lump sum payment equal to the sum of (i) the product of three and the annual base salary in effect immediately prior to a change in the Executive’s Circumstances of Employment or the termination other than for Cause of the Executive’s employment by the Corporation, as the case may be, and (ii) the product of three and the largest annual bonus paid to or accrued with respect to the Executive by the Corporation during the three fiscal years immediately preceding the termination of the Executive’s employment.

F.           As a condition to receiving the Severance Payment, no later than 60 days following the Executive’s termination of employment (x) Executive shall have executed a Confidentiality, Non-Solicitation and Non-Competition Agreement in a form reasonably satisfactory to the Corporation and in substantially the same form as previously executed and (y) shall execute and return the General Release in the form attached as Exhibit A hereto, and Executive shall at all times be in compliance with such Agreement and Release.

G.           For purposes of this Agreement, “affiliate” shall have the meaning ascribed thereto under the Securities Act of 1933.

H.           For purposes of this Agreement, “termination of employment” means cessation of full or part time employment with the Corporation and any of its subsidiaries.

SECOND.   Payment Adjustment.  Payments under Article FIRST A. shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code  and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal, state and local taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Article FIRST A., or by an adjustment to the vesting of any equity-based awards that would otherwise vest on an accelerated basis in connection with the Change in Control (and the termination of employment), amounts payable under Article FIRST A. shall be reduced and the vesting of equity-based awards shall be adjusted to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments.  Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Article FIRST A., then against the vesting of any performance-based restricted stock awards that would otherwise have vested in connection with the Change in Control (and the termination of employment), and then against the vesting of any other equity-based awards, if any, that would otherwise have vested in connection with the Change in Control (and the termination of employment).  The determination as to whether Executive’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Article SECOND shall be made at the Corporation’s expense by Ernst & Young LLP or by such other certified public accounting firm as the Compensation Committee of the Board of Directors of the Corporation may designate prior to a Change in Control (the “accounting firm”).  In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Executive or refunded to the Corporation, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

THIRD.   At Will Employment.  Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Corporation, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Corporation at such compensation as the Corporation shall determine from time to time and (b) the Corporation shall have the right to terminate the Executive’s employment at any time, with or without Cause.  In the event of any such termination prior to the occurrence of a Change in Control, no amount shall be payable by the Corporation to the Executive pursuant to Article FIRST hereof.

FOURTH.   Costs of Enforcement.  In the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of his rights under this Agreement then, unless the Corporation is wholly successful in defending against the enforcement of such rights, the Corporation shall pay to the Executive all such costs and expenses sixty (60) days following a final decision.  In the event that the Corporation incurs any costs or expenses, including attorneys’ fees, in the enforcement of its rights under this Agreement then, unless the Executive is wholly successful in defending against the enforcement of such rights, the Executive shall promptly pay to the Corporation all such costs and expenses.

FIFTH.   Term.  This Agreement shall terminate upon the Succession Date (as such term is defined in the Restricted Stock Unit Agreement of even date) and following the Succession Date, no Severance Payment shall be payable under this Agreement.

SIXTH.   Notices.  All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, and if intended for the Corporation shall be addressed to it, attention of its President, 75 Maxess Road, Melville, New York 11747 or at such other address of which the Corporation shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to him at the address of the Executive first set forth above or at such other address of which the Executive shall have given notice to the Corporation in the manner herein provided.

SEVENTH.   Entire Agreement.  This Agreement (and the Restricted Stock Unit Agreement of even date) constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.  All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement, including without limitation the Existing Agreement, are hereby terminated and superseded by this Agreement.

EIGHTH.   Withholding.  The Corporation shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.

NINTH.   Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, administrators, executors, personal representatives, successors and assigns.

TENTH.   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  Notwithstanding the foregoing, it is the intent of the parties hereto that the Agreement, as amended herewith, conform in form and operation with the requirements of Section 409A of the Code (and Regulations thereunder) to the extent subject to Section 409A (and Regulations thereunder), and that the Agreement as amended herewith be interpreted to the extent possible to so conform.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Eileen McGuire
Name: Eileen McGuire
Title: Sr. V.P., Human Resources

By:	/s/ David Sandler
Name: David Sandler

Exhibit A

RELEASE

WHEREAS, David Sandler (the “Executive”) was a party to a Second Amended and Restated Agreement dated as of October 19, 2010 (the “Agreement”) by and between the Executive and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and the employment of the Executive with the Corporation has been terminated; and

WHEREAS, it is a condition to the Corporation’s obligations to make the severance payments and benefits available to the Executive pursuant to the Agreement that the Executive execute and deliver this Release to the Corporation.

NOW, THEREFORE, in consideration of the receipt by the Executive of the benefits under the Agreement, which constitute a material inducement to enter into this Release, the Executive intending to be legally bound hereby agrees as follows:

Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Executive irrevocably and unconditionally releases the Corporation and its owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Executive’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Executive, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation and/or any Related Person.

Notwithstanding anything contained herein to the contrary, the Executive is not releasing the Corporation from any of the Corporation’s obligations (a) under the Agreement, (b) to provide the Executive with insurance coverage defense and/or indemnification as an officer or director of the Corporation to the extent generally made available at the date of termination to the Corporation’s officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of the Executive’s rights under the Corporation’s Associate Stock Purchase Plan, 1995 Stock Option Plan, 1998 Stock Option Plan, 2001 Stock Option Plan, 1995 Restricted Stock Plan or the 2005 Omnibus Equity Plan, as applicable.

The Corporation has advised the Executive in writing to consult with an attorney of his choosing prior to the signing of this Release and the Executive hereby represents to the Corporation that he has in fact consulted with such an attorney prior to the execution of this Release.  The Executive acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the ADEA.  Upon execution of this Release, the Executive shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA.  If no such revocation occurs, the Executive’s waiver of rights under the ADEA shall become effective seven days from the date the Executive executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the ____ day of __________, 20__.

DAVID SANDLER